Exhibit 21.1

Subsidiaries of Flag Intermediate Holdings Corporation

Name	State or Other Jurisdiction of Incorporation or Organization
Allmet GP, Inc.	Delaware
Allmet LP, Inc.	Delaware
Interstate Steel Supply Co. of Maryland, Inc.	Maryland
Intsel GP, Inc.	Delaware
Intsel LP, Inc.	Delaware
I-Solutions Direct, Inc.	Delaware
Jeffreys Real Estate Corporation	Delaware
Jeffreys Steel Holdings, L.L.C	Alabama
Levinson Steel GP, Inc.	Delaware
Levinson Steel LP, Inc.	Delaware
Metals Receivables Corporation	Delaware
Metals USA Building Products, L.P.	Texas
Metals USA Carbon Flat Rolled Inc.	Ohio
Metals USA Contract Manufacturing, Inc.	Delaware
Metals USA, Inc.	Delaware
Metals USA International Holdings, Inc.	Delaware
Metals USA Finance Corp.	Delaware
Metals USA Flat Rolled Central Inc.	Missouri
Metals USA Management Co., L.P.	Delaware
Metals USA Plates and Shapes Southcentral, Inc.	Oklahoma
Metals USA Plates and Shapes Southeast, Inc.	Alabama
Metals USA Plates and Shapes Southwest, Limited Partnership	Connecticut
Metals USA Plates and Shapes Northeast, L.P.	Delaware
Metals USA Realty Company	Delaware
Metals USA Building Products, Canada Inc.	Ontario
Metals USA Specialty Metals Northcentral, Inc.	Delaware
MUSA GP, Inc.	Delaware
MUSA LP, Inc.	Delaware
MUSA Newark, L.L.C	Delaware
Queensboro, L.L.C	North Carolina
Wilkof-Morris Steel Corporation	Ohio